Exhibit 21.1

SUBSIDIARIES OF BLADE AIR MOBILITY, INC.

The following are the subsidiaries of Blade Air Mobility, Inc. as of September 30, 2021:

Subsidiary	Jurisdiction of Organization
Blade Urban Air Mobility, Inc.	Delaware
Blade Urban Ground Mobility LLC	New York
Blade US LLC	Delaware
FlyBlade LLC	Delaware
Trinity Air Medical, Inc.	Arizona
Trinity Air Medical AR, LLC	Arkansas
Trinity Air Medical CA, LLC	Arizona
Trinity Air Medical MA, LLC	Arizona
Trinity Air Medical NV, LLC	Nevada
Trinity Air Medical UT, LLC	Utah
Trinity Air Medical WA, LLC	Washington
Trinity Air Medical, LLC	Texas
Trinity Air Medical Solutions LA, LLC	Arizona
Trinity Air Medical Solutions CO, LLC	Colorado
Trinity Air Medical Solutions FL, LLC	Florida
Trinity Air Medical Solutions GA, LLC	Georgia